                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


Date of report (Date of earliest event reported):  October 14, 1997



                         C.H. ROBINSON WORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                    000-23189           41-1883630
   (State or other jurisdiction of    (Commission       (I.R.S. Employer
   incorporation or organization)     File Number)     Identification No.)

8100 South Mitchell Road, Suite 200, Eden Prairie, Minnesota  55344-2248

      (Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code:   (612) 937-8500


                                 Not Applicable
         (Former name or former address, if changed since last report.)
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Item 2.   Acquisition or Disposition of Assets.

     On October 14, 1997, C.H. Robinson Worldwide, Inc. completed the sale of its consumer finance business, shown as a discontinued business, to Norwest Corporation at a gain, net of tax, of $14.6 million. The purchase price was $40.3 million, determined by negotiation with the buyer.

Item 7.   Financial Statements and Exhibits

     (b)  Pro Forma Financial Information

          The historical financial statements filed with the Company's final Prospectus dated October 15, 1997, as well as the Company's Registration Statement on Form S-1 dated August 15, 1997 and all amendments thereto (Registration No. 333-33731), present the Company's consumer finance business as discontinued. The pro forma effects to total assets, working capital and stockholders' investment are disclosed in the above filings. The pro forma effects of the sale on the Balance Sheet dated June 30, 1997 are to increase cash by $27.1 million (the sale proceeds, net of all related expenses and taxes), decrease net assets of discontinued operations by $12.5 million, and to increase retained earnings by $14.6 million (the gain, net of all related expenses and taxes). Net income from continuing operations presented in the Statements of Operations of the previous filings mentioned above include all necessary adjustments to present the earnings of the continuing business.

     (c)  Exhibits

     2.1 Stock Purchase Agreement dated September 9, 1997, by and between Cityside Holding Company, C.H. Robinson, Inc. and Norwest Corporation.

     2.2 Amendment to Stock Purchase Agreement dated October 13, 1997, by and between Cityside Holding L.L.C., C.H. Robinson, Inc. and Norwest Corporation.

     10.1 Escrow Agreement dated October 13, 1997, by and between Cityside Holding L.L.C., C.H. Robinson, Inc. and Norwest Bank Iowa, N.A.

Signature


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.


Date:  October 29, 1997


                               C.H.ROBINSON WORLDWIDE, INC.



                               By /s/ John Wiehoff
                                  John Wiehoff
                                  Controller
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                                 EXHIBIT INDEX




Exhibit   Description of Exhibit

  2.1 Stock Purchase Agreement dated September 9, 1997 by and between Cityside Holding Company, C.H. Robinson, Inc. and Norwest Corporation.

  2.2 Amendment to Stock Purchase Agreement dated October 13, 1997, by and between Cityside Holding L.L.C., C.H. Robinson, Inc. and Norwest Corporation.

  10.1 Escrow Agreement dated October 13, 1997, by and between Cityside Holding L.L.C., C.H. Robinson, Inc. and Norwest Bank Iowa, N.A.